Exhibit 99.2

                            FIBERSTARS, INCORPORATED

                            MODERATOR: JOHN DAVENPORT
                                NOVEMBER 14, 2006
                                   10:30 AM CT


Operator:             Good morning. My name is Kristi and I will be your
                      conference operator today. At this time I would like to welcome everyone to the third quarter results conference call.

                      All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer session. If you'd like to ask a question during this time simply press star then the number 1 on your telephone keypad.

                      Thank you. Mr. Davenport you may begin your conference.

John Davenport:       Thank you Kristi. Welcome to Fiberstars third quarter 2006 earnings call. With me is Bob Connors, our CFO, Ted des
                      Enfants our VP and General Manager of Commercial Sales. In today's call we'll discuss the Q3 numbers and provide a brief update with a view of the call lasting about an hour.

                      I'll open with a few comments. Bob will then address the numbers and then Ted will provide a review of key accounts. Then we'll open it up for questions.

                      But first I'd like to remind you that forward looking statements made on this conference call are pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements regarding our outlook for the fourth quarter of 2006, goals and business outlook for 2007 and thereafter, future EFO sales, enhancements to EFO, our revenue, and DARPA funding.

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                      Investors are cautioned that all forward looking
                      statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Factors that could cause actual results to materially differ from the forward looking statements in this presentation are set forth in our most recent annual report on Form 10K for the year ended December 31, 2005.

                      These forward looking statements speak only as of the date hereof. We disclaim any intentions or obligation to update or revise any forward looking statement.

                      First, concerning our Q3 2006 financial results. I'm pleased to announce that third quarter sales versus Fiberstars EFO at $1.3 million were about three times sales for the same quarter 2005 and 43% higher than Q2 2006 - another record quarter for EFO sales.

                      Total net sales for the third quarter at $6.8 million were an 11% decrease over Q3 2005. This was the result of continued erosion of our TFO products - traditional products - partially offset by the higher EFO sales.

                      The third quarter loss at $2.1 million was comparable to the loss in Q3 2005. Components contributing to the loss as discussed in previous calls are SEC related expenses due to FASB 123R compliance, expenses associated with compliance with Sarbanes Oxley, and lower margins. Margins are expected to improve as our manufacturing restructuring is completed in Q4.

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                      An important part of the strong EFO showing in Q3 was due
                      to a successful second phase of the Department of Defense Navy ship installation. I'm pleased to report that we're making excellent progress on the third phase which we expect to be completed in Q4.

                      We've developed a number of new products as a result of that work that should also find commercial application much like the EFO ICE product which emerged - earlier from the work.

                      Descriptions of DOD ship install products which include several new EFO metal halide version and EFO LED berth light and efficient LED globe lights are included in a recent presentation given last week at the Pacific Growth Equities Technology conference. That presentation is posted on our website.

                      Another important element of the quarter was partial shipment of a large order specified through our UK office for interior lighting in the Grand Mosque in AbuDhabi, also described in the posted presentation.

                      Fiberstars other energy efficient lighting products also sells well in the quarter. Commercial LED sales were over a half a million dollars. While EFO using a metal halide source is the most efficient way of making white light LEDs are the most efficient way of making colored light. That's because LEDs make pure colors directly, not by subtraction as with most other sources. In 2007 we plan to add Fiberstars LEDs to EFO as a second energy efficient product category.

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                      Sales of our new WPC controller pool products which reduce power consumption at the pump heater and light also did well, exceeding $150,000 in the third quarter. This is the first year for that line of products.

                      Q4 activity is also encouraging, particularly in foothold accounts, Whole Food markets, with our first stores in the northwest region and Albertson's with more than 30 Albertson's locations expected to have been ordered by year's end.

                      The increased activity is both in EFO down lights and EFO ICE which Ted will discuss in more detail in a few minutes.

                      As a result of the continued increase we're seeing in EFO we expect to see both the quarter over quarter growth as well as year over year growth in EFO sales to continue in Q4. We expect sales to fall within our $4 to $6 million forecast range for EFO for the year, most likely between $4 and $5 million.

                      Given the number of chains testing EFO down lights and EFO ICE we expect to see that steady growth continue in 2007. LED sales are also expected to grow. We're forecasting EFO LED combined sales to be between $8 and $12 million for 2007.

                      While we're also forecasting continued erosion of our TFO or traditional fiber optics business we expect to see the business as a whole to grow in 2007. To better handle that growth we've made two important additions to the Fiberstars team. Keith Johnson who is a senior sales account manager based in Los Angeles will be able to devote more attention to the important California market and Eric Hilliard our new Chief Operational Officer an "A" player, an expert in lean Six Sigma principles who was formally aerospace business manager for Saint Gobain and before that operations manager for Goodrich Aerospace.

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                      Ted will talk about Keith's role in more detail. Eric's
                      role is to position the business to handle the uptake in EFO while achieving improved margins. That's exactly what he did successfully in his previous position for Saint Gobain.

                      I'd like to turn it over to Bob now for a closer look at the numbers. After that Ted will address our progress in EFO.

Bob Connors:          Thanks John. EFO sales in Q3 were $1,346,000, nearly three times $454,000 that we achieved in Q3 of 2005. EFO sales include sales form US commercial, the Navy, and also from Europe.

                      Sequentially they were up 43% over the previous quarter. Total sales were $6,808,000, overall down 11% Q3 of last year mainly due to a slowdown in the traditional fiber optic business which was somewhat expected, offset by higher EFO sales.

                      Gross profit at $2,036,000 was 30% - with a 30% gross profit margin compared to $2,958,000 or a 39% gross profit margin last year. Margins are lower due to short term barriers in completing our overall operations restructuring that we began at the beginning of the year and won't be completed until Q4 with full rationalization happening at the beginning of 2007.

                      Total expenses were lower due to lower restructuring expenses this quarter and the quarter this year compared to the third quarter of last year. The net effect was a loss of $2,125,000 or 19 cents per share which compares to $2,074,000 or 25 cents per share for Q3 of last year.

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                      Looking at the year to date numbers EFO sales came in at
                      $2,547,000 - more than two times the $1,220,000 in EFO sales we had year to date as of 2005. Again, this includes commercial sales, Navy milestones, and European business as well.

                      Total sales were $19,845,000, down 10% from last year again due to the erosion in the traditional fiber optic business both in pools and commercial and offset by higher EFO business.

                      Gross profit year to date is $5,966,000 or 30% gross profit margin compared to $8,423,000 or 38% gross profit margin year to date last year. Margins are down again for the same reasons that I discussed in Q3 with the rationalization taking place during Q4 finalized by the beginning of 2007.

                      Expenses are higher due to higher Sarbanes Oxley costs this year. We had none of those costs last year. We also have options expenses this year. The total of those adding in the order of $1 million of expense line. The net effect was a loss of $6,866,000 or 60 cents per share which compares to a loss of $3,887,000 or 50 cents per share last year.

                      I'll also note as we did in the press release that we had LED sales in Q3 of $555,000 and year to date LED sales were $1,542,000.

                      Looking briefly at the balance sheet cash utilization in Q3 was $600,000, considerably less than the H1 cash utilization which was on the order of $6 million. Cash plus short term investments stands at $17.9 million at the end of the quarter. Cash utilization so far this year is $6.7 million year to date and we're on track to use on the order of $8 million in 2006.

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                      Accounts receivable are down due to collections in Q3.
                      Inventory is flat leaving us with net assets at about $33 million compared to $38 million in net assets at the same point - at the end of the year in 2005.

                      Looking at the forecast then in Q4 as John said we expect EFO sales to show sequential growth and finish the year in the range of $4 to $5 million. We expect further erosion of TFO in line with what we've seen so far this year and we expect a loss also in line comparable to what we've seen in the quarters so far this year.

                      In 2007 we expect the combined total of EFO and LED sales to be between $8 and $12 million with $10 million being the most probable. This assumes some growth in the LED sales during the year and we feel that it's a conservative number to go for.

                      We expect further erosion of TFO in the 10 to 15% range during next year and overall we expect cash utilization which we're measuring by using EBITDA and also excluding the option expense to be in the range of $0 to $4 million which is about half or possibly less than half of what we use or expect to use in 2006.

                      John, I'm going to turn that back over to you with that.

John Davenport:       Thanks Bob. Now I'd like to turn it over to Ted for an
                      update on EFO. Ted?

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Ted des Enfants:      Thanks John. Good afternoon everyone. Today I want to
                      discuss our foothold account progress. I'll talk about some of the new accounts that we have using EFO then we thought we'd quantify the sales opportunity within our customers testing EFO.

                      I will also talk about the process we use for evaluating our progress with the customers and lastly talk a little bit about our newest member of the EFO sales team. After that I'll turn it back over to you John for Q&A.

                      First foothold accounts. Over 80% of the US sales efforts are focused on selling to national accounts. Our strategy is to develop early adopters that we call foothold accounts specifically targeting the leaders in their market. Our goal is to broaden applications within the accounts as well as using them as examples to the industry to show that the EFO products work.

                      Fiberstars foothold accounts for supermarkets are Whole Foods and Albertson's.

                      We're continuing to broaden applications within Whole Foods. For example the Chicago store ordered earlier last week is our largest Whole Foods order to date for EFO accent lighting. Whole Foods has also requested that we supply three of their new stores with EFO ICE.

                      Whole Foods merchandising and accent lighting strategy has proven to be an example of profitability and leadership that is being widely adopted among the supermarket industry. In fact it was Whole Foods' success that convinced Albertson's that EFO worked for seafood. Albertson's, another leader in the supermarket industry is also progressing very well, both in the number of stores now using EFO which this year will exceed 30 stores, but also that we are seeing the first stores ordering EFO for a second department, exactly the same pattern we saw at Whole Foods.

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                      These foothold accounts have helped us demonstrate EFO's
                      tremendous energy saving capability to other supermarket chains. As a result we have received EFO orders for four new supermarket chains - BI-LO, Redner's, Harris Teeter and Bi-Right.

                      We also expect to ship to the W Hotel's flagship location this quarter and see our first Dillard stores in Q1 of 2007, both leaders in their category, making them perfect candidates to become foothold accounts that we'll plan marketing and web testimonial to be based around. This is a real breakthrough as we now enter two very distinct market segments, hospitality and clothing retail.

                      One of the most exciting recent developments is with the Walgreen's chain. Walgreen's has asked us to equip their 16 stores on Long Island with EFO-ICE. The payback for these locations is about two years without considering utility rebates. The rebate offered by LIPA brings the payback to 1.2 years, another great leader in their industry. We are very pleased to start shipping EFO-ICE to Walgreen's.

                      We are also very pleased with our progress with the Navy. The Navy makes a great foothold account for the commercial shipping sector. We expect Fiberstars' products to be specified on Navy ships in 2008.

                      Commercial lighting projects generally specified through rep agencies are also a very important part of our business. While they do a significant amount of project work in the US, the majority of the work in Europe is project based. A few examples of the European business includes the Grand Mosque at $400,000 of EFO in Abu Dhabi which was partially shipped in Q3 and will be completed in Q4, a European clothing store utilizing EFO, and a bridge in the UK that utilized LEDs for energy and maintenance savings.

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                      There's always a lot of interest about our customer tests.
                      So we thought we would quantify the current test we have under way for EFO accent and down lighting along with EFO-ICE. The 20 chains using or testing EFO accent and down lighting represent a potential market of about 15,000 locations.

                      We also have 15 chains testing EFO-ICE with about 20,000 locations combined. This represents a $1 billion opportunity for EFO. About 30% of these accounts represent 80% of the opportunity or about $800 million. With only a 1.5% success rate in these accounts, this would translate to $12 million in sales for EFO and EFO-ICE. While we expect to achieve far greater than 1.5% over time, we believe that a 1.5% penetration within these accounts is entirely reasonable in 2007, given where we are in the decision-making process in these accounts.

                      Speaking of the decision-making process, I thought I'd describe the Six Sigma methodology that we use for evaluating our progress with customers. We put each customer into one of seven tollgates. Each tollgate represents a percentage of closure within each account. As each tollgate threshold is met we move closer to a completed project or rollout. We use this simple methodology to assist us in prioritizing our time, allowing us to focus our limited resources on customers that will have the greatest impact.

                      And lastly I'm very pleased to announce our newest member of the EFO sales team, Keith Johnson. Keith brings over 20 years of experience from the lighting industry, most recently leading national accounts for Kim Lighting an $80 million division of Hubble Lighting. Prior to Kim Lighting Keith worked GE Lighting and Cooper Lighting. Keith is based in LA where he will lead our efforts for the national accounts based on the West Coast.

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                      In conclusion, I have three things I'd like to highlight
                      today. We have seen an uptick in EFO activity and that is very encouraging. We have a great sales team, especially with the addition of Keith Johnson and achieved a little plan for 2007. This is the combination that will make 2007 a great year for EFO.

                      And with that I'll turn it back over to you, John.

John Davenport:       Thank you, Ted. Now we'll open it up for questions and
                      answers.

Operator:             At this time I would like to remind everyone in order to
                      ask a question please press star 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Our first question comes from the line of Lenny Brecken.

Lenny Brecken:        Guys, first of all, Ted, excellent explanation of the
                      sales channel. John, you know, from Ted's comments first of all Walgreen's is particularly encouraging and, you know, the opportunity is obviously extremely attractive.
                      However the only issue that I've had the last couple of quarters is meeting expectations. What has the hire of the COO and any other organizational changes or approach to the forecasting of the business what has changed to make it more accurate? Thank you.

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John Davenport:       Thanks, Lenny. I'd love to address that question. First
                      I'm really pleased with our new COO. He did a great job in his last assignment, as I said, at Saint Gobain. He started out with a $9 million business that was failing and came in, got their operation under control, got their costs under control and left with a $40 million business that was very, very healthy and is making money for Saint Gobain. So that's what we want Eric to do for us precisely that.

                      And he has - he's really a seasoned professional. He has an open charter to do what it takes to transform - to help transform Fiberstars which really has been kind of a job shop into a business where we can have free flow and be a lean enterprise, which is really how you make money at - in the lighting business. So that's a very important departure.

                      A second thing that we've done is the way that we are looking at accounts. We've got tests ongoing into accounts. We're very careful in terms of the way we put tests in. We don't put tests everywhere we get a request. We take a look at the opportunity and make sure that our resources are focused on the right 30% of those chains that will give us a chance really at getting the kind of rollout that we want to see, so that's changed.

                      Plus the methodology, we have a - Ted sketched what we're doing. It's really a derivative of Six Sigma. Both Ted and I were exposed to it at GE Lighting, where we go in and we talk about where we are with each customer. The customers that we're really talking about delivering in 2007 are typically 5 or greater on that schedule. Some are at the 7 level, which is the - which is basically waiting for a PO. Our foothold accounts are like that. So the approach that we're taking is much more focused on accounts.

Lenny Brecken:        John.

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John Davenport:       Yes.

Lenny Brecken:        Just let me interrupt for a second. Does that mean - I
                      mean Ted used the top down approach in terms of creating the forecast for next year. And you're discussing account by account.

John Davenport:       Yes.

Lenny Brecken:        Did you use both to formulate that? I mean did you look at what the...

John Davenport:       Yes.

Lenny Brecken:        What, I'm sorry, go ahead.

John Davenport:       Yeah...

Lenny Brecken:        Top down and bottom down approach to account...

John Davenport:       Yes.

Lenny Brecken:        By-account saying what I can do in each account
                      realistically rather than going through the potential in each account which, you know, in the next year is unrealistic.

John Davenport:       Absolutely.

Lenny Brecken:        Okay.

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John Davenport:       Absolutely. We did exactly that. We did both approaches.
                      We did that for a sanity check actually because they both should come out in roughly the right range. However our focus is bottoms up in 2007, where we have specific individuals in each account that we deal with and where we're bringing the process along. So that's a change.

                      The third thing is that we're trying to forecast a conservative range for EFO, realizing that there is time that customers need to get comfortable with the product, that it before they're willing to roll it out on a larger basis.

                      For example, with Walgreen's we've been in test with them for several months. And it was the results of that test combined with the Albertson's study that convinced them that they couldn't pass up the energy savings. So we're beginning to work with them on a larger basis.

                      So those are three major things that have changed. Ted has talked about sales force. We're adding Keith in California. Keith is really a terrific addition. He was Kim's leading sales guy basically. And we have not had the coverage that we're going to need in 2007 in California. California is the 5th largest economy. We've got to have someone really based there to take advantage of the opportunity and they're very energy conscious, probably the most energy conscious state. But we've got that covered now. So that's...

Lenny Brecken:        John, what you - all right, one last question on that same point. What - you gave a range of like 1.5 to 2.5 which is still below the range for the fourth quarter, up sequentially for EFO. What visibility do you have on that number? How much business has to be closed in the last month or, you know, just help me understand so that we don't go through another nightmare again in missing the numbers again?

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John Davenport:       Well I feel good about meeting the numbers that we talked
                      about. We're actually further along in the quarter than we were in Q3 at this time.

Lenny Brecken:        That's a very good...

John Davenport:       So...

Lenny Brecken:        Yeah.

John Davenport:       That's the key thing.

Lenny Brecken:        Right

John Davenport:       And that's the key thing. It's not going to be...

Lenny Brecken:        That's good to hear.

John Davenport:       (Unintelligible) number, right.

Lenny Brecken:        Right. Good to hear. I'll follow up with a question or
                      two. I'll get back in the queue. Thanks.

John Davenport:       Thank you.

Lenny Brecken:        Thanks,

(Lenny Brecken):      Okay.

Operator:             Your next question comes from the line of Bill Gibson.

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William Gibson:       Yeah, John, Wal-Mart put out a press release yesterday
                      sort of about, you know, feel good green press release. But they talked about after all of their testing of rolling out in their new stores LED freezer case lighting. I know they've been testing your product as well. Are you still in the running for business there? Or why did they choose LED or EFO?

John Davenport:       Well I can't tell you what's in Wal-Mart's mind, okay. But we did see the press release. And let me just tell you what's going on. We have an ongoing test with Wal-Mart, so they are testing EFO, and specifically because the energy efficiency of EFO is actually dramatically more than LED.
                      So they've told us we're in the running in spite of the press releases.

                      The - I guess the second point is others, for example, Walgreen's who have tested LEDs, have chosen EFO. And the reason has to do with the payback period and the energy savings that you can get with EFO-ICE. We're starting with about half of the energy, so we're saving twice the energy up front over LEDs. Plus we don't put heat in the case, and that's really important. Heat in the case uses up a lot of energy. Just fundamental thermodynamics tells you that if you put a heater in your freezer case your bill is going to be bigger next month than it was this month.

William Gibson:       And if I remember the Albertson's study, is that about
                      roughly 80% energy savings when you combine the two?

John Davenport:       It was 67% for the Albertson's study, so roughly about
                      70%. Now that's against state of the art fluorescent bulb.
                      We did Brookshire's store recently. That number was 82% and that's just what you typically find out there. And those stores are really quite energy efficient from a fluorescent point of view. So over 80% is what we expect to find in the field.

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William Gibson:       And then just one last question on your core business,
                      would the core of the old business have been profitable in the third quarter without the moving expenses or without the cost of EFO? Or has that slipped into the red with weakness?

John Davenport:       Bob?

Bob Connors:          Yes, certainly though pool business, which is the biggest
                      part of the legacy business, is - would have been profitable. Commercial side is smaller and is kind of an add-on now to the EFO business to some extent. So that probably would not have been, but the pool business, which is still nearly half of our overall business, would have been.

William Gibson:       Good. Thanks Bob.

Operator:             Our next question comes from the line of Mario Cibelli.

Mario Cibelli:        Yes, hi. A couple of questions -- there's another chains
                      that we experimented with in Long Island, correct? It - there's - this is the second one?

Ted des Enfants:      Several.

John Davenport:       Yes, but there was another one. Pathmark is another chain
                      that we're working with.

Mario Cibelli:        Okay. And I'm wondering, are these all in the testing
                      phase still or you have any people that have decided to go no further at this point or...

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John Davenport:       No. The - Pathmark is -- we were talking about our
                      tollgate process -- is about midway in our tollgate process. We passed all of the performance tests and now we need to get in the queue for their outlay of capital dollars. And that's where we are with Pathmark. That - they haven't made a decision yet. They're still in the testing phase and that test is ongoing.

Mario Cibelli:        And when did Walgreen's implement?

John Davenport:       Walgreen's has really been signaling us their intent for
                      the last couple of weeks. But in the last few days they actually - they've actually said, "This is official. Do it guys."

Ted des Enfants:      We've been testing with Walgreen's for...

John Davenport:       Oh yes, for months.

Ted des Enfants:      ...about nine months.

John Davenport:       Right. And,

Ted des Enfants:      Oh, so you've been testing or nine months. Sorry. (I mean)
                      what did they say "Do it guys," the other day - what did...

John Davenport:       They're saying - what they did was they identified 15
                      stores that they want us to convert to EFO-ICE based on a successful test in a store in Chicago.

Mario Cibelli:        Sorry, I - again, I'm sorry if I'm confused. There were -
                      the test that was in Chicago -- there's another task that
                      - in Long Island? I...

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John Davenport:       Oh, no, no. There's a - the test store is that we started
                      with was in the Chicago area. There's a 16...

Mario Cibelli:        Okay.

John Davenport:       ...stores in Long Island that they identified because of
                      the very quick payback on the high energy cost of their stores in Long Island.

Mario Cibelli:        And so that is something that is currently being tested or yet to be installed?

Ted des Enfants:      Yet to be installed.

John Davenport:       Yet to be installed. That - this is new news.

Mario Cibelli:        Okay, well, how would you handle a situation where you
                      actually really, you know, pulled down a very big order and did a - a national account. I mean - and you would sort of would have another problem, which is, you know, ramping production? How would you handle this at point, if you actually, you know, in one order sort of pulled down this much that you might have forecast for all of next year say?

John Davenport:       Well that'd be a wonderful thing. We're looking forward to that problem. However, on a longer range, this is precisely what (Eric's) job is going to be -- to make sure that we meet customer expectations. And in fact, (Eric) is onboard, because I want to ensure that we're going to do that. But in a shorter-term basis, we can respond to a large order. The reality is that a chain won't instantly convert their stores overnight -- that they'll be four or five or six stores maybe at the most in a month's time.

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                      With that kind of a level and with our partners helping us to do the installations, we could certainly handle that. And as I said, we're scaling up even for larger expectations if we had several chains.

Mario Cibelli:        In doing that based on the number of accounts you're
                      talking to and - I assume? And at some type of rate that you've had historically?

John Davenport:       That's right.

Ted des Enfants:      Absolutely.

John Davenport:       That's right.

Ted des Enfants:      Where they fall on the tollgate process we described.

Mario Cibelli:        And how about -- and I forget if we talked about this in
                      the past -- a level of revenue or you - the break even or, you know, on EFO? Have you given out a number like that in the past?

John Davenport:       Yes. We - we're saying for 2007 that we'll be kind of cash neutral with - between $0 and $4 million use of cash in 2007, which would be EBITDA plus removing the options expense, which is also a non-cash expense. That would be our goal for 2007. 2008 would grow from there. We would become a...

Mario Cibelli:        I always think about isolating EFO independently because
                      you do have other, you know, profitable business in there that would allow you to get to the $0 to $4 million EBITDA loss.

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

Bob Connors:          Yes, we haven't really scaled the EFO business yet, so the margins and profitability wouldn't be there next year. But certainly we're looking for cash - close to cash neutrality next year overall.

Mario Cibelli:        Okay.

John Davenport:       And of course that's important. We're trying to moderate
                      our use of cash so that we don't have to come back to the investment community -- certainly not this year or next year. Hopefully if we come back and will be - it will because the uptake is so large that we've got to fund it.

Mario Cibelli:        All right, and I'm just, you know, that press release from
                      Wal-Mart seemed pretty clear. So I'm unsure of, you know, when you're saying that you'd - the press release makes it sound like they've decided to go...

John Davenport:       (Unintelligible).

Mario Cibelli:        ...technology or...

                      ...turn it over to Ted here to give you one comment from...

Ted des Enfants:      Really what the press release doesn't say is that their
                      commitment to our for LEDs for GELcore is a one-year commitment. They still have EFO-ICE under consideration.
                      In fact we have a review scheduled with Wal-Mart in the near future that we'll be reviewing the test with them. So the two technologies are vastly different in terms of, as John described, an energy savings, whereas my belief - my understanding is that GELcore's been testing with Wal-Mart for about three years. And we've been testing with them for just about - just under a year now. So I think with that sort of time, we still feel we have a shot there.

John Davenport:       Well they think we do.

Ted des Enfants:      Yes.

John Davenport:       Okay? So we're going from feedback from the customer,
                      which is how we operate.

Ted des Enfants:      And then, you know, like John said, looking at Walgreen's, who looked at both technologies and decided to use
                      EFO-ICE, that's a great indicator for us.

John Davenport:       Right. Thank you.

Mario Cibelli:        Thank you.

Operator:             Your next question is from the line of (Eric Goldstein).

Eric Goldstein:       Hey. Good morning guys.

John Davenport:       Good morning, (Eric).

Ted des Enfants:      Good morning, (Eric).

Eric Goldstein:       Couple questions -- I didn't understand the answer on
                      Pathmark. Is that on Long Island? Is that still a possibility or what's happening with that?

John Davenport:       Yes, absolutely. It's still a possibility.

Eric Goldstein:       What's taking so long? Why isn't that happening?

John Davenport:       Ted?

Ted des Enfants:      Its - we're basically - as John said, we're basically
                      through the field testing acceptance. It's now - it's a matter of getting the project into their capital budget.
                      And basically they, like most of our clients, have told us they prioritize the budgeting based around paybacks. So we're, I have to believe, high on the priority list, but it's just a matter of getting them to make a decision.

John Davenport:       So we're - we still have a couple more steps to go in that process, but that has not - we're still working with them.
                      It takes time.

Eric Goldstein:       All right. And then the Walgreen's -- did you say how big
                      that would be and - in terms of dollars and a when would you start to deliver the product?

John Davenport:       Yes.

Eric Goldstein:       Is this a fourth quarter thing or a first quarter thing?

Ted des Enfants:      Just started evaluating the auditing of the location, so
                      we haven't compiled all the data yet but we - 16 locations is very likely to be a good amount of revenue for us.
                      We're excited.

John Davenport:       Yes. We're going to probably begin that installation in
                      Q4. That's our target. So of course we listen to the customer, but they're anxious to get moving on the energy savings.

Eric Goldstein:       Okay.

John Davenport:       (Unintelligible).

Eric Goldstein:       How many dollars per store is that?

John Davenport:       The - of course the - a drugstores are relatively small.

Ted des Enfants:      They have as many as 25 door, you know, as compared to
                      about 100 doors pf a grocery store, but they vary. They vary by locations so as I said, we're still auditing the stores right now.

John Davenport:       Of course at Walgreen's is a fairly large chain. How many
                      stores are there in Walgreen's?

Ted des Enfants:      Walgreen's has 5500 locations.

John Davenport:       Yes. So obviously this is a significant opportunity.

Ted des Enfants:      And they made this decision based on a 500-store proposal
                      we delivered to them.

John Davenport:       Right.

Eric Goldstein:       Okay, and then I'm just - what - at this point - I mean I
                      think your guidance for next year -- $8 to $12 million -- basically is a double or a triple in sales. So what gives you your confidence that next year is really going to kind of be the breakthrough year?

John Davenport:       Yes, we went over that.

Eric Goldstein:       Okay.

John Davenport:       The - we now have 35 chains testing EFO down lights and
                      EFO-ICE. We basically have that -- except for a few cases here -- really not sold much EFO-ICE this year. I believe
                      EFO-ICE will start to take up more significantly in 2007.

                      We have however been with these customers for quite a while -- Many of these chains -- are pretty far along on the decision process. We expect to see more foothold accounts or more adopters that'll be like Whole Foods and Albertson's in 2007. And so we feel also that we've got - we've pretty well targeted the 30% of those customers that can deliver 80% of the opportunity. And that's where we're spending our time. We've added a salesperson in an area that really has been undercovered, and that's California. So we feel that we're positioned to deliver on this.

Eric Goldstein:       Okay. So the cash burn for next year -- you're saying, you know, you'll be either flat from a cash flow point of view to a use of potentially $4 million?

John Davenport:       That's correct.

Eric Goldstein:       And is the difference in that just a strictly the - if you come in at the high end of your revenue range versus coming into the low end?

John Davenport:       Yes. The simple answer to that is yes.

Eric Goldstein:       Okay. And then is there a point or is there any point in
                      time when the customer, you know, becomes concerned about your cash position or, you know, if you continue...

John Davenport:       We're trying to avoid that by being conservative in cash.
                      Bob, what would we have, you know, rough idea of cash at say the end of 2007, you know, given our cash position now?

Bob Connors:          Well depending upon where we come out and we would be
                      somewhere in the range of $15 million to $11/12 million dollars at the low end.

Eric Goldstein:       By the end of next year?

Bob Connors:          Yes.

John Davenport:       Right.

Eric Goldstein:       Okay.

John Davenport:       Which should be a reasonable cash position.

Eric Goldstein:       Okay. Are you going to put press releases out on any of
                      these things? I mean, Walgreen's and the (mosque) and, you know, the Albertson's store? I mean do you have plans to actually make a...

John Davenport:       Yes, we have plans...

Eric Goldstein:       ...official announcement?

John Davenport:       ....for an official announcement. We'll see those as we go forward.

Eric Goldstein:       Okay, great. Thank you.

Operator:             Our next question is from the line of Robert Smith.

Robert Smith:         Good morning. I would like some clarification of the - I'm not going to say inability, but the short fall of bringing
                      EFO more into public recognitions so to speak through -
                      (in both) industry and more (common) people.

                      I mean, basically - saw an article in the - I think the Wall Street Journal a while back touching upon energy saving and lighting. And there was absolutely no mention of EFO, so I find that kind of disturbing. And I'm wondering what you guys are trying to do to elevate the level of awareness of EFO both industry and in the general population?

John Davenport:       Excellent question, Bob. And let me just say that a couple of days before you saw that article, which I read as well, we won a Wall Street Journal award for our EFO technology.
                      And we were very pleased to be a winner and we're named in the Journal specifically.

Robert Smith:         But  the guy who wrote the article wasn't aware of it.
                      So...

John Davenport:       Exactly, so we were disappointed. Now, we have since
                      talked to the guy who wrote that article when we received the award at the Wall Street Journal dinner.

                      So we're working on that. We also - I speak with reporters all the time. I have had two major dinners and dates where I've talked both on the west coast and the east coast.

                      I do that at least three times a year. However, that's not enough. And we've begun a more concerted effort that Ted's going to say a word or two about, if you would, Ted, for 2007.

Ted des Enfants:      We're really focused on getting the awareness out for EFO.
                      As a matter of fact, this week's Supermarket News, there's going to be an article about EFO and EFO ICE as well as comparing the two technologies between LEDs and ours, which is very exciting.

                      Talking about the customers that we've worked with. It'll be a several page spread. And last month, visual merchandising and store design probably not commonly read amongst Wall Street but very commonly read amongst retailers in the lighting business, and any business retailing product a great byline for EFO.

                      So as we have more wins, we're going to build upon these wins with testimonials and press and really Antenna has done a great job for us and we need to continue to do our part to bring them wins they can highlight to get press off.

John Davenport:       But our goal, our goal, Bob, is to get more in the papers
                      that you and others; the common person reads.

Ted des Enfants:      The Journal, the Times and USA Today would be three to
                      start, right?

Robert Smith:         So what makes Walgreen's so smart and Wal-Mart so dumb?

John Davenport:       Well, that's a good question. Okay. The - my answer to
                      that question is simply dollars.

                      The dollars that you can save by using EFO ICE, especially in a place like Long Island, where the utility rates are, like, 18 cents or something like that per kilowatt hour is just enormous.

                      Why would you want to save only half of that or a third of that or 10% of it? So dollars are the reason I think that makes Walgreen's so smart.

                      They did an analysis as Ted alluded to, both systems. They had them in their stores and looked at them.

                      They liked the way EFO looked. And that, coupled with the savings made it a natural choice for them. Wal-Mart, I can't tell you what their thinking is except that they've had a, you know, a long term relationship with GE and I love GE; still have some GE stock.

                      So I'm hoping (unintelligible) does a good job moving forward. But the - and I think that this is partially a result of that relationship.

                      If you read other stories, you'll see that it's more about compact fluorescent bulbs in Wal-Mart rather than LEDs in terms of making the real impact in energy savings. So that's all speculation.

Robert Smith:         But, I mean, Wal-Mart is a fantastic supermarket operator.
                      I mean, what...?

John Davenport:       Absolutely, and that's why we are in spite, we are told,
                      you know, you'll see press releases and such, but we're still evaluating it. We're evaluating it because we can't turn away from the energy story that you told us about.
                      And so we're still in their process.

Robert Smith:         Okay. So alright. So how about the questions of critical
                      mass and tipping point? I mean, what has to happen to - it seems that you have the product being in the right place at the right time.

                      Why aren't a lot more people beating a path to your door so to speak?

John Davenport:       That's a good question. I wish we knew the complete answer to that question. I can just tell you, and I can show you historical data on MR16s and other products, a compact fluorescent that - and another favorite product of mine, xenon headlights for cars.

                      All of these lighting products took time to develop. We're in the buildup phase. And it's hard to know - at what point you've built the base to the point where you've gone from the early adopter phase to the phase where the skeptics say oh yeah, this is the standard way of - this is the right way of doing things.

                      Some people call it the tipping point. Our forecast for 2007 doesn't assume that happens. That's the conservative approach we're taking.

Robert Smith:         Well, you have these studies - you have the SoCal study.
                      You have others. I mean, why doesn't that have better currency, so to speak?

John Davenport:       I heard a talk the other day in which they asked how many
                      people does it take to change a light bulb. And the answer was only one. Thomas Edison, and it takes 129 years.

                      We still have half the market. Half of this market is the inefficient hot wire in a bottle that Tom did a great job on when he was going against gas lamps, but really doesn't make much sense now.

                      Regulations are helping drive change. And they're becoming much more important in 2000 - they have become much more important in 2006 and that importance is spreading in 2007 as well as incentive.

                      So I think that that will help nudge this process along. But I wish I knew why lighting people were more conservative, for example, than software people. That's just how it is.

Robert Smith:         What are we going to see at Light Fair next May?

John Davenport:       Lots of new, interesting products. You're going to see
                      some of the ship install stuff. You're going to see instant light at Light Fair in May.

                      And that's really exciting to us, because it'll take our products to a whole new level. That's one of the things that has been limiting our applications. We haven't been able to go into the residential market because of that.

                      We'll be able to sell residential lighting, for example, and also some commercial lighting in conference rooms and so forth or flipping the switch on and off happens all the time.

Robert Smith:         And is the R&D development program still moving ahead
                      based on your timeline?

John Davenport:       Absolutely. We have funding ongoing in 2007 to help with
                      that effort. We provide, of course, we do some funding, self funding.

                      But the government has continued that funding in 2007, which we're very grateful for.

Robert Smith:         And are you on the same timeline as you have been?

John Davenport:       Sure.

Robert Smith:         Okay. All right. Thanks.

Operator:             Our next question comes from the line of (Chris Ryder).

Chris Ryder:          Hi.

John Davenport:       Hi, Chris.

Chris Ryder:          Couple questions on the Walgreen's situation. You have a
                      purchase order for 16 stores. Was it based on the two-year payback or did it require the rebate to get it down to 1.2 before Walgreen's said yes?

John Davenport:       Ted?

Ted des Enfants:      It was based on a two-year payback. And I think - I'm sure that the incentives make it all that much more appealing to them, but I think that our being around a two-year payback was all it took.

Chris Ryder:          So in your 500 store proposal, how many of those 500
                      stores met that two-year payback requirement?

Ted des Enfants:      I believe all of them. I don't really have all the
                      information in front of me right now, of the 500; a percentage.

John Davenport:       I would say some of them are a little longer and some of
                      them are a little less depending upon which part of the country you're talking about.

                      Ohio has, you know, say, an 8 cent or 9 cent a kilowatt rate. You've got New York City at 13 or 14; I've forgotten the number.

Ted des Enfants:      New York City more like 20. Long Island 16, and you know,
                      Boston 14-1/2.

John Davenport:       Yeah. So it depends. Some of them will be a little bit
                      better. Maybe, you know, less than two years, some will be a little bit more.

                      But the average payback was coming in around two years.

Chris Ryder:          Do you contemplate that the 484 stores that weren't
                      selected will eventually get outfitted with EFO ICE?

John Davenport:       We're working towards that. That's our goal, of course.

Chris Ryder:          Absolutely. So then just help me understand why they chose only 16.

John Davenport:       It's just how you start out. For example, when we went
                      with Whole Foods Market, their focus is the problem children, and they view that electricity rate in Long
                      Island, they've got to do something about it.

                      They're just bleeding to death in terms of just spending money on electricity. They'd rather spend it on advertising and other things, or discounts on food or whatever.

                      The Whole Foods Market identified seafood as their area that they had to do something about, and we went in the seafood departments first. We'll see, I believe, growth going forward.

Chris Ryder:          There's been some talk in the previous quarterly
                      conference call that when you deployed your first installation at W, you would have some both installation experience as well as some real time savings experience.

                      Has the W deployment started and what are your expectations for the W franchise overall?

Ted des Enfants:      The Ws is asking us to look at their entire chain
                      completely for energy savings. And that's a second question first.

                      Your first question is that we expect to begin the W installation in December.

John Davenport:       Right. That's what they've told us.

Ted des Enfants:      And the RFP potential for W deployment?

John Davenport:       It's significant.

Ted des Enfants:      Significant. Not only to W, but the entire Starwood chain.

Chris Ryder:          Okay. And then the last question is a couple quarters ago, we talked about the B of A building, and that you were part of the opportunity set, but you hadn't actually been awarded any purchase orders.

Ted des Enfants:      As no one has been awarded purchase orders, it is still a
                      very broad-brushed spec. We are specified with EFO in a limited application right now on every floor.

                      But we're obviously working very hard to try to increase that for - to get much more. But no one has a firm spec right now. No orders have been placed for lighting yet at Bank of America.

Chris Ryder:          Okay. And then just one last one. In your $8 million to
                      $12 million guidance, you mentioned a 1.5% hit rate. Is there any kind of expectation as to if something does go right or something does go wrong what upside, downside if you were going to be as narrow as $8 to $12 million, could it be - should we be thinking in a range of like, $5 to $30, or is that too wide of a range?

John Davenport:       We'd love to see $30, but we obviously, and by bringing
                      (Eric) on board is a response to this, is to be able to respond to the upside.

                      We feel on the lower side of that number that that number is sufficiently low that we're going to hit that number.

                      So one more - we have time for one more question.

Operator:             Your last question is from the line of (Jeff Diecidue).

Jeff Diecidue:        Yes, hi, Jeff Diecidue.

John Davenport:       Hi Jeff.

Jeff Diecidue:        How are you? Would it be fair to say that the hiring of
                      the COO seems to be timed with what you're seeing as a potential inflection point in the EFO business, particularly in light of the Walgreen's deal?

John Davenport:       Yeah. That's exactly right. I can't forecast that, but I -
                      the last thing on earth that I want to have is Fiberstars not be positioned to respond.

Jeff Diecidue:        It would seem then that your larger customers,
                      particularly Wal-Mart or Walgreen's and even a PathMark would want to make sure that you have a good operations guy in there to manufacture and produce on time and on schedule, etcetera.

John Davenport:       Absolutely. Absolutely. You're thinking just the way we're thinking.

Jeff Diecidue:        Now, on the Wal-Mart press release that some people had
                      discussed, I'm a little confused by some of the commentary about the release, because I didn't read it as knocking you guys out.

                      In fact, it reads to me that they have some experimental stores. They decided to use some LED lights for some of their newer stores and the experimental stores.

                      But they also say at the end of that one paragraph that other energy efficient lighting opportunities continue to be monitored at the experimental source.

                      You know, Wal-Mart has - go ahead. I'm sorry.

John Davenport:       That's exactly right. And that's the way we were told to
                      read it.

Jeff Diecidue:        Well, I mean, that's what it says. It's not a question of
                      being told to read it. That's what it says. I mean, it seems to me that wouldn't it be fair also to say that Wal-Mart obviously uses a lot of different sources for - whether it be lights, you know, toys, whatever, they're using some LED lights in some of their - but they're also using your lights or looking to use your lights.

John Davenport:       Exactly right.

Jeff Diecidue:        Okay. I just wanted some clarification, because that's
                      what it sounded like to me, and I just was a little curious by why the questioning was somewhat, you know, down beat on it when it seemed to me that Wal-Mart has not foreclosed any opportunities to you.

John Davenport:       Exactly. We're encouraged by that. I mean, very
                      encouraged. Thank you very much, everyone for your participation in the call.

                      And on behalf of the folks here at Fiberstars for your thoughtful questions and of course your continued support. Thank you.

Operator:             Thank you. This concludes your conference. You may now
                      disconnect.

                                       END

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